SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	June 6, 2002 (March 13, 2002)

FIRST SECURITY GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Tennessee	333-59338	58-2461486

(State or Other Jurisdiction of Incorporation)	(Commission File Number	(IRS Employer Identification No.)

817 Broad Street, Chattanooga, Tennessee	37402

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(423) 266-2000

     Due to certain errors that resulted from incorrect formatting, this Form 8-K/A, Amendment No. 1, is being filed to amend the Current Report on Form 8-K/A of First Security Group, Inc. (the “Company’’), in its entirety, which was filed with the Securities and Exchange Commission on May 28, 2002.

Item 2. Acquisition or Disposition of Assets

     On March 13, 2002, First Security Group, Inc. entered into an Agreement and Plan of Share Exchange with First State Bank of Maynardville, Tennessee. The Company will pay approximately $8.1 million for all of the outstanding common stock of First State Bank which, as of December 31, 2001 had assets of approximately $43.1 million, deposits of approximately $36.9 million, and shareholders’ equity of approximately $5.8 million. The Company’s acquisition of First State Bank is subject to regulatory approval, approval by First State Bank’s shareholders, and satisfactory completion of the Company’s due diligence investigation of First State Bank.

     The Company intends to fund the purchase price through sales of its common stock.

     The purchase price was determined through analysis of First State Bank’s recent, unaudited financial performance and was arrived at through negotiations between the respective chairpersons and chief executive officers of the Company and First State Bank.

     The audited financial statements for First State Bank as of and for the periods ended December 31, 2001 and 2000 and the unaudited pro forma financial statements for the periods ended December 31, 2001 and March 31, 2002, are included in this Current Report.

     On March 14, 2002, First Security Group, Inc. issued the press release announcing the acquisition which is filed with this Current Report as Exhibit 99.1.

Item 7. Financial Statements, Pro Forma Information and Exhibits.

     (c)  Exhibits.

Exhibit
Number	Description

2	Agreement and Plan of Share Exchange by and between First Security Group, Inc. and First State Bank dated as of March 13, 2002.*

23.1	Consent of Independent Accountants Joseph Decosimo and Company, LLP.

99.1	Press Release.*

99.2	Audited Financial Statements of First State Bank and Subsidiary for the periods ended December 31, 2001 and 2000.

99.3	Unaudited Pro Forma Financial Statements for the periods ended December 31, 2001 and March 31, 2002.

*	Previously filed with Company’s 8-K filed with the Commission on March 26, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SECURITY GROUP, INC.

Date: June 6, 2002	By:	/s/ Rodger B. Holley

		Name:	Rodger B. Holley
		Title:	Chairman, Chief Executive Officer and President